PROSPECTUS SUPPLEMENT dated October 13, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

Terms and Provisions of Senior Medium-Term Notes, Series C


We have issued $395,000,000 aggregate      The interest rate bases or formulas
principal amount of our Senior             applicable to Series C Notes that
Medium-Term Notes, Series C (the           bear interest at floating rates are
"Series C Notes"), since the date of       indicated in the table below. The
the Prospectus. In the table below we      Series C Notes are not subject to a
specify the following terms of those       sinking fund and are not redeemable
Series C Notes:                            unless a redemption date is indicated
                                           below. Unless otherwise indicated
o    Issuance date;                        below, Series C Notes that are
o    Principal amount;                     redeemable are redeemable at 100% of
o    Maturity date;                        their principal amount, plus accrued
o    Interest rate and redemption          and unpaid interest, if any, to the
     dates, if any.                        redemption date.


                                                            Interest Rate/
Issuance Date       Principal Amount   Maturity Date        Redemption Dates
-------------       ----------------   -------------        ----------------

October 13, 1998      $345,000,000     October 13, 2000     LIBOR Telerate reset
                                                            quarterly +  0.25%

October 13, 1998      $ 50,000,000     October 13, 2000     LIBOR Telerate reset
                                                            monthly +  0.25%


Terms and Provisions of Subordinated Medium-Term Notes, Series A


We have issued $15,000,000 aggregate       o    Principal amount;
principal amount of our Subordinated       o    Maturity date;
Medium-Term Notes, Series A (the           o    Interest rate and redemption
"Series A Notes"), since the date of            dates, if any.
the Prospectus. In the table below we
specify the following terms of those
Series A Notes:

o    Issuance date;
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The interest rate basis or formula          Unless otherwise indicated below,
applicable to Series A Notes that           Series A Notes that are redeemable
bear interest at a floating rate is         are redeemable at 100% of their
indicated in the table below. The           principal amount, plus accrued and
Series A Notes are not subject to a         unpaid interest, if any, to the
sinking fund and are not redeemable         redemption date.
unless a redemption date is indicated
below.


                                                         Interest Rate/
Issuance Date      Principal Amount   Maturity Date      Redemption Dates
-------------      ----------------   -------------      ----------------

October 9, 1998      $ 15,000,000     October 9, 2013    6.125%; redeemable in
                                                         whole only on quarterly
                                                         interest payment dates
                              `                          on or after October 9,
                                                         2001